                                                                                                                                    Exhibit 99.1

FROM:	Ursula H. Moran (973) 617-5756	Edelman Richard Mahony (212) 819-4807

	Susan McLaughlin (973) 617-5900	Elissa Grabowski (212) 704-4592

FOR IMMEDIATE RELEASE

TOYSRUS.COM FILES LAWSUIT AGAINST AMAZON.COM

Claim charges Amazon.com with violation of exclusivity in contract

Wayne, NJ (May 24, 2004) - Toysrus.com, a subsidiary of Toys “R” Us, Inc. (NYSE:TOY), announced today that it filed a lawsuit against Amazon.com to protect its exclusivity rights in the Toy and Game and Baby Products categories for its online e-commerce site on the Amazon.com platform.  The suit was filed in Superior Court of New Jersey, Chancery Division, Passaic County.  Toysrus.com does not anticipate that this lawsuit will cause any disruption to the products and services offered on its web site and does not expect it to affect its customers and suppliers.

The contract between Amazon.com and Toysrus.com states that Toysrus.com is the only authorized seller of Toy and Game and Baby Products on the Amazon.com platform through 2010.  When this groundbreaking agreement was signed in August 2000, Toysrus.com stopped selling products through its own site to join the Amazon.com platform.  Toysrus.com attempted to resolve this matter amicably, including engaging third party mediation.

“We expect Amazon.com to respect its contract with us and to support our position especially since we pay a very high fee to maintain this exclusivity,” said David J. Schwartz, Senior Vice President – General Counsel for Toys “R” Us, Inc.  “As of May 17, 2004 there were more than 4,000 products in exclusive categories being offered through competitive retailers on the Amazon.com platform.  This violates the letter and spirit of our agreement.  We would be happy to compete with other vendors in these categories, but we are not willing to pay for exclusivity that we are not receiving.”

Toysrus.com has made significant quarterly payments to Amazon.com over the last four years for exclusivity in the Toy and Game and Baby Products categories.  Toysrus.com will continue to make payments in accordance with its Amazon.com contract in order to maintain the right to exclusivity while this matter is being resolved.

“We have supported Amazon.com’s entrance into new retail categories and services in order to grow their business, and we are dedicated to working through a resolution together,” said Greg Ahearn, Vice President - General Manager, Toysrus.com.  “Toysrus.com is the #1 leader in online retailing of children’s products.  With more than 10,000 items available we look forward to continuing to bring the broadest assortment of products directly to our customers through our website.  For our customers, it will be business as usual during this time.”

About Toysrus.com

Toysrus.com is a leading global Internet retailer for toys, games and juvenile products. In alliance with Amazon.com, Inc. since 2000, Toysrus.com offers customers great selection, the ease of online shopping, and convenient shipping options.  Toysrus.com’s other online shopping experiences include www.babiesrus.com and www.sportsrus.com on the Amazon platform, as well as www.personalizedbyrus.com.

About Toys “R” Us, Inc.

Toys “R” Us, Inc., one of the world’s leading retailers of toys, baby products and children’s apparel, operates toy stores in the United States; international toy stores, including franchised and licensed stores; Babies “R” Us stores and Geoffrey stores.  Toys “R” Us, Inc. currently sells merchandise through 1,472 stores worldwide: 681 toy stores in the United States; 579 international toy stores including licensed and franchise stores; 200 Babies “R” Us stores, and 4 Geoffrey stores. Toys “R” Us, Inc. also sells merchandise through it’s Internet sites at www.toysrus.com, www.babiesrus.com , www.imaginarium.com, www.sportsrus.com and www.personalizedbyrus.com.  The company is in the process of closing its 8 remaining freestanding Kids “R” Us stores.

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby.  All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements.  We generally identify these statements by words or phrases such as "anticipate," "estimate," "plan," "expect," "believe," "intend," “will," "may," and similar words or phrases.  These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends.  These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release).  We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

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